Exhibit 99.1

 News Release

Cenveo Announces Third Quarter 2010 Results

3rd Quarter Sales of $455.1 million, up 1.6% from 2009

3rd Quarter Non-GAAP Operating Income of $39.5 million

3rd Quarter Adjusted EBITDA of $56.6 million

STAMFORD, CT – (November 10, 2010) – Cenveo, Inc. (NYSE: CVO) today announced results for the three and nine months ended October 2, 2010.

For the three months ended October 2, 2010, net sales increased approximately 1.6% to $455.1 million, as compared to $448.0 million in the third quarter of 2009, primarily due to the Nashua acquisition, offset by having one less week in the third quarter of 2010 as compared to the same prior year period. On a comparative basis, the Company estimates that net sales increased by approximately 9.4% over the same prior year period when adjusting for the extra week in 2009.   For the nine months ended October 2, 2010, net sales increased approximately 7.7% to $1.4 billion, as compared to $1.3 billion in the nine months ended October 3, 2009, primarily due to the Nashua acquisition.

During the third quarter, the Company recorded preliminary non-cash impairment charges of $181.4 million related to the Company’s Publisher Services Group reporting unit, primarily due to changes in discount rates and the effects that the current macro-economic environment is currently having on this reporting unit. As a result, the Company had an operating loss of $156.1 million in the third quarter of 2010, compared to operating income of $25.0 million in the third quarter of 2009.  For the nine months ended October 2, 2010, the Company had an operating loss of $124.6 million, compared to operating income of $19.7 million in the nine months ended October 3, 2009. Excluding the impact of these preliminary non-cash impairment charges, the Company would have had operating income of $25.3 million and $56.8 million in the three and nine months ended October 2, 2010, respectively.

For the three months ended October 2, 2010, non-GAAP operating income was $39.5 million compared to $40.3 million in the same prior year period.  For the nine months ended October 2, 2010, non-GAAP operating income increased 20.7% to $107.1 million compared to $88.7 million in the same prior year period. These increases were primarily due to our cost savings initiatives in 2009 and throughout 2010 combined with the impact of the Nashua acquisition.  Non-GAAP operating income excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges and divested operations or assets held for sale.

Adjusted EBITDA in the third quarter of 2010 was $56.6 million compared to $56.3 million in the third quarter of 2009, despite having one less week in this year’s third quarter. On a comparative basis, the Company estimates that Adjusted EBITDA increased by approximately 8.2% over the same prior year period when adjusting for the extra week in 2009. Adjusted EBITDA for the first nine months of 2010 was $156.1 million compared to $140.9 million in the same prior year period, an increase of 10.8%. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges, divested operations or assets held for sale, (gain) loss on early extinguishment of debt, and loss from discontinued operations, net of taxes.  An explanation of the Company’s use of Adjusted EBITDA is detailed below and a reconciliation of net loss to Adjusted EBITDA is provided in the attached tables.

For the third quarter of 2010, the Company recorded a net loss of $157.2 million, or $2.52 per share, compared to net income of $1.1 million, or $0.02 per share, for the third quarter of 2009. For the first nine months of 2010, the Company recorded a net loss of $176.6 million, or $2.84 per share, compared to a net loss of $21.5 million, or $0.39 per share, for the same prior year period. The 2010 three and nine month period net losses include $157.3 million of preliminary non-cash impairment charges, net of tax benefits of $24.1 million, related to the Company’s Publisher Services Group reporting unit. In addition, the results for the first nine months of 2010 include a loss of $2.6 million on early extinguishment of debt while the results for the first nine months of 2009 include a gain of $16.9 million on early extinguishment of debt.

On a non-GAAP basis, income from continuing operations was $8.3 million, or $0.13 per share, for the third quarter of 2010 as compared to non-GAAP income from continuing operations of $10.7 million, or $0.19 per share, in the same prior year period. Non-GAAP income from continuing operations was $13.5 million, or $0.21 per share, for the first nine months of 2010 as compared to non-GAAP income from continuing operations for the first nine months of 2009 of $11.3 million, or $0.20 per share, a 19.6% increase over the same prior year period. Non-GAAP income from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges, divested operations or assets held for sale, (gain) loss on early extinguishment of debt and adjusts income taxes to reflect an estimated cash tax rate. A reconciliation of loss from continuing operations to non-GAAP income from continuing operations is presented in the attached tables.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
"Our third quarter results, which were led by another solid performance from our commercial print and label products, once again demonstrate that Cenveo continues to execute well in the current economic environment. Despite the challenging market conditions and short term pricing pressures in the envelope marketplace caused by the bankruptcy of one of our larger competitors, combined with having one fewer week this quarter versus last year, we were able to grow our sales and Adjusted EBITDA for the third quarter. While we still have room for improvement, we are pleased to have delivered 12.4% Adjusted EBITDA margins for this quarter driven by our continued focus on costs and revenue growth in our niche product offerings. This strong performance would not have been possible without the continued strong performance from our dedicated group of employees, who continue to deliver everyday for our customers.”

Mr. Burton concluded:
“Despite the slow economic recovery, our business performed well this year by posting sales and Adjusted EBITDA growth for each of the first three quarters of 2010.   As we enter the fourth quarter, I expect these trends to continue. The improvement in the commercial print market combined with the recent stabilization in the envelope industry that we are currently seeing should enable us to meaningfully improve our financial results as compared to this year’s third quarter.  In this regard, we also believe that we will generate significant cash flow during the quarter as the improvement in our businesses along with favorable working capital trends, the timing of interest payments and the maturity of some fixed interest rate swaps work in our favor. We will continue to use these incremental funds to pay down debt or make highly strategic acquisitions that strengthen our product leadership positions and deleverage our balance sheet. We are also closely monitoring the credit markets, and will look to take advantage and re-finance our maturities if we see appropriate opportunities. We are continuing to do everything in our power to deliver the type of results that our customers, employees and shareholders expect.”

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, November 11, 2010, at 10:00 a.m. Eastern Time.  The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (in thousands, except per share data) (unaudited)
	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Net sales	$455,127	$448,039	$1,354,325	$1,257,783
Cost of sales	365,521	359,343	1,100,728	1,028,024
Selling, general and administrative expenses	54,544	52,570	160,070	153,455
Amortization of intangible assets	3,076	2,587	8,861	7,258
Restructuring and impairment charges	188,115	8,537	209,218	49,300
Operating income (loss)	(156,129)	25,002	(124,552)	19,746
Interest expense, net	30,953	29,037	92,059	79,389
(Gain) loss on early extinguishment of debt	—	—	2,598	(16,917)
Other (income) expense, net	83	266	1,115	(2,320)
Loss from continuing operations before income taxes	(187,165)	(4,301)	(220,324)	(40,406)
Income tax expense (benefit)	(27,176)	4,131	(41,022)	(9,946)
Loss from continuing operations	(159,989)	(8,432)	(179,302)	(30,460)
Income from discontinued operations, net of taxes	2,800	9,505	2,678	8,970
Net income (loss)	$(157,189)	$1,073	$(176,624)	$(21,490)
Income (loss) per share – basic and diluted:
Continuing operations	$(2.56)	$(0.15)	$(2.88)	$(0.55)
Discontinued operations	0.04	0.17	0.04	0.16
Net income (loss)	$(2.52)	$0.02	$(2.84)	$(0.39)
Weighted average shares outstanding:
Basic and diluted	62,473	55,911	62,268	54,978

Cenveo, Inc. and Subsidiaries
Reconciliation of Loss from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Loss from continuing operations	$(159,989)	$(8,432)	$(179,302)	$(30,460)
Integration, acquisition and other charges	4,389	2,822	9,888	8,851
Stock-based compensation provision	3,166	3,961	8,791	10,817
Restructuring and impairment charges	188,115	8,537	209,218	49,300
Divested operations or assets held for sale	—	—	3,758	—
(Gain) loss on early extinguishment of debt	—	—	2,598	(16,917)
Income tax (expense) benefit	(27,431)	3,800	(41,440)	(10,295)
Non-GAAP income from continuing operations	$8,250	$10,688	$13,511	$11,296

Loss per share – diluted:
Continuing operations	$(2.55)	$(0.15)	$(2.85)	$(0.55)
Integration, acquisition and other charges	0.07	0.05	0.16	0.16
Stock-based compensation provision	0.05	0.07	0.14	0.20
Restructuring and impairment charges	3.00	0.15	3.32	0.89
Divested operations or asset held for sale	—	—	0.06	—
(Gain) loss on early extinguishment of debt	—	—	0.04	(0.31)
Income tax (expense) benefit	(0.44)	0.07	(0.66)	(0.19)
Non-GAAP continuing operations	$0.13	$0.19	$0.21	$0.20

Weighted average shares outstanding—diluted	62,751	56,113	62,919	55,109

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (unaudited)
	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Net income (loss)	$(157,189)	$1,073	$(176,624)	$(21,490)
Interest expense, net	30,953	29,037	92,059	79,389
Income tax expense (benefit)	(27,176)	4,131	(41,022)	(9,946)
Depreciation	14,016	13,659	41,241	42,615
Amortization of intangible assets	3,076	2,587	8,861	7,258
Integration, acquisition and other charges	4,389	2,822	9,888	8,851
Stock-based compensation provision	3,166	3,961	8,791	10,817
Restructuring and impairment charges	188,115	8,537	209,218	49,300
(Gain) loss on early extinguishment of debt	—	—	2,598	(16,917)
Divested operations or assets held for sale	—	—	3,758	—
Income from discontinued operations, net of taxes	(2,800)	(9,505)	(2,678)	(8,970)

Adjusted EBITDA, as defined	$56,550	$56,302	$156,090	$140,907

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income (Loss) to Non-GAAP Operating Income (in thousands) (unaudited)
	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Operating income (loss)	$(156,129)	$25,002	$(124,552)	$19,746
Integration, acquisition and other charges	4,389	2,822	9,888	8,851
Stock-based compensation provision	3,166	3,961	8,791	10,817
Divested operations or assets held for sale	—	—	3,758	—
Restructuring and impairment charges	188,115	8,537	209,218	49,300

Non-GAAP operating income	$39,541	$40,322	$107,103	$88,714

 Cenveo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	October 2, 2010	January 2, 2010
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$47,070	$10,796
Accounts receivable, net	265,595	268,563
Inventories	152,262	145,228
Prepaid and other current assets	62,618	64,843
Total current assets	527,545	489,430
Property, plant and equipment, net	358,319	387,879
Goodwill	203,461	319,756
Other intangible assets, net	242,069	295,418
Other assets, net	62,187	33,290
Total assets	$1,393,581	$1,525,773

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$10,657	$15,057
Accounts payable	180,309	183,940
Accrued compensation and related liabilities	31,228	29,841
Other current liabilities	85,312	98,079
Total current liabilities	307,506	326,917
Long-term debt	1,279,534	1,218,860
Other liabilities	139,072	156,506
Shareholders’ deficit:
Preferred stock	—	—
Common stock	627	620
Paid-in capital	340,505	331,051
Retained deﬁcit	(654,529)	(477,905)
Accumulated other comprehensive loss	(19,134)	(30,276)
Total shareholders’ deficit	(332,531)	(176,510)
Total liabilities and shareholders’ deficit	$1,393,581	$1,525,773

Cenveo, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	October 2, 2010	October 3, 2009

Cash ﬂows from operating activities:
Net loss	$(176,624)	$(21,490)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(2,678)	(8,970)
Depreciation and amortization, excluding non-cash interest expense	50,102	49,873
Non-cash interest expense, net	3,423	1,700
(Gain) loss on early extinguishment of debt	2,598	(16,917)
Stock-based compensation provision	8,791	10,817
Non-cash restructuring and impairment charges	188,831	23,786
Deferred income taxes	(40,105)	(12,676)
Non-cash taxes	(4,001)	—
Loss (gain) on sale of assets	31	(3,876)
Other non-cash charges, net	6,196	5,772
Changes in operating assets and liabilities excluding the effects of acquired businesses:
Accounts receivable	2,054	11,209
Inventories	(9,617)	29,497
Accounts payable and accrued compensation and related liabilities	(3,196)	(25,945)
Other working capital changes	1,953	(9,762)
Other, net	(4,066)	316
Net cash provided by operating activities	23,692	33,334
Cash ﬂows from investing activities:
Cost of business acquisitions, net of cash acquired	(21,507)	(3,189)
Capital expenditures	(13,578)	(23,519)
Proceeds from sale of property, plant and equipment	2,918	5,709
Proceeds from sale of investment	—	4,032
Net cash used in investing activities	(32,167)	(16,967)
Cash ﬂows from ﬁnancing activities:
Proceeds from issuance of 8⅞% senior second lien notes	397,204	—
Proceeds from exercise of stock options	1,670	98
Repayment of term loans	(312,902)	(22,839)
(Repayments) borrowings under revolving credit facility, net	(22,500)	55,250
Payment of refinancing or repurchase fees, redemption premiums and expenses	(13,009)	(94)
Repayments of other long-term debt	(5,613)	(6,979)
Purchase and retirement of common stock upon vesting of RSUs	(1,001)	(2,028)
Repayment of 8⅜% senior subordinated notes	—	(23,024)
Payment of amendment and debt issuance costs	—	(7,296)
Repayment of 7⅞% senior subordinated notes	—	(4,295)
Repayment of 10½% senior notes	—	(3,250)
Net cash provided by (used in) ﬁnancing activities	43,849	(14,457)
Effect of exchange rate changes on cash and cash equivalents	900	(235)
Net increase in cash and cash equivalents	36,274	1,675
Cash and cash equivalents at beginning of period	10,796	10,444
Cash and cash equivalents at end of period	$47,070	$12,119

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In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), included in this release are certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, divested operations or asset held for sale and restructuring and impairment charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales.  Free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures. These non-GAAP financial measures are defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of income (loss) from continuing operations to non-GAAP income from continuing operations and operating income (loss) to non-GAAP operating income is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from operations, as a measure of our liquidity or as an alternative to reported net income (loss) as an indicator of our operating performance.  The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income and non-GAAP operating income margin along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.  The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and solutions.  The Company provides its customers with low-cost alternatives within its core businesses of labels and forms manufacturing, packaging and publisher offerings, envelope production, and printing; supplying one-stop solutions from design through fulfillment. Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.
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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent U.S. and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial indebtedness could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings are available to us that could further exacerbate our risk exposure from debt;  (vi) our ability to successfully integrate acquisitions; (vii) a decline of our consolidated or individual reporting units operating performance could result in the impairment of our assets; (viii) our continuing SEC compliance; (ix) intense competition in our industry; (x) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (xi) factors affecting the U.S. postal services impacting demand for our products; (xii) the availability of the Internet and other electronic media affecting demand for our products; (xiii) increases in paper costs and decreases in its availability; (xiv) our labor relations; (xv) our compliance with environmental rules and regulations; and (xvi) our dependence on key management personnel. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.